Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation our report dated May 16, 2023, relating to the consolidated financial statements of Kuke Music Holding Limited, its subsidiaries and its consolidated variable interest entities (the “Group”) as of December 31, 2022, and for the year ended December 31, 2022, in which our report expresses an unqualified opinion, and includes explanatory paragraphs relating to substantial doubt on the Company’s ability to continue as a going concern, appearing in this Annual Report on Form 20-F/A of the Group for the year ended December 31, 2022.

/s/ Yu Certified Public Accountant, P.C.
New York, New York
October 12, 2023